Registration Statement No. 333-237342
Filed Pursuant to Rule 424(b)(2)

Product Supplement to the Prospectus dated April 20, 2020
and the Prospectus Supplement dated April 20, 2020

Senior Medium-Term Notes, Series F
Reverse Exchangeable Notes

Bank of Montreal may offer and sell reverse exchangeable notes linked to the common equity securities (each, a “Reference Asset”) of an issuer from time to time. The notes may be linked to shares of common stock, as well as equity securities of non-U.S. issuers issued through depositary arrangements such as American depositary receipts (“ADRs”), or may be linked to shares of an exchange traded fund (an “ETF”).

This product supplement describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe the terms that apply specifically to the notes, including any changes to the terms specified below. We refer to these term sheets and pricing supplements generally as “pricing supplements.” If the terms described in the applicable pricing supplement are inconsistent with those described in this document or in the accompanying prospectus supplement or prospectus, the following hierarchy will govern: first, the pricing supplement will govern; second, this product supplement; third, the accompanying prospectus supplement; and last, the accompanying prospectus.

During the term of the notes, you may receive periodic payments of interest, if any, at the rate and on the dates specified in the applicable pricing supplement. Your notes may also be subject to automatic redemption prior to maturity on the terms specified in the applicable pricing supplement.

At maturity, you will receive, at our election, either (a) an amount of cash that will be based upon the value of the applicable Reference Asset as of the applicable “Valuation Date(s)” (as defined below) or (b) a specified number of shares of the Reference Asset, at our election or as specified in the applicable pricing supplement.. The market value of the shares of Reference Asset or the amount of cash that may be delivered to you at maturity will most likely be less than the principal amount of your notes, and may be zero.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” and “General Terms of the Notes.”

The notes will not be listed on any securities exchange.

Your investment in the notes involves certain risks. We encourage you to read the “Additional Risk Factors Relating to the Notes” section beginning on page PS-4 of this product supplement and in the “Risk Factors” sections beginning on page S-1 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus, so that you may better understand those risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy of this product supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

BMO CAPITAL MARKETS CORP.

Product Supplement dated April 21, 2020

-i-

SUMMARY INFORMATION

We refer to the notes we are offering by this product supplement as the “notes.” Each of the notes, including your notes, has the terms described below and under “General Terms of the Notes.” In addition, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 20, 2020, as supplemented by the accompanying prospectus supplement, dated April 20, 2020, relating to our Series F Senior Medium-Term Notes.

Reference Asset:	Each Reference Asset will be specified in the applicable pricing supplement, and will either be an equity security, including an ADR, or a share of an ETF. We refer to the issuer of the Reference Asset as the “Reference Asset Issuer.” We refer to the securities included in any Reference Asset that is an ETF as the “Reference Asset Constituents.”

Interest Rate:	We will pay you interest, if any, on the dates and at the rate per year specified in the relevant pricing supplement. The payment of interest may be contingent on the performance of the Reference Asset.

Denominations:	Unless otherwise specified in the applicable pricing supplement, the notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Payment at Maturity:

Your payment at maturity will be based on the performance of the applicable Reference Asset. At maturity, you will receive the principal amount of your notes unless:

(i)      the Final Level is less than the Initial Level; and

(ii)      (a) if the notes are subject to “Continuous Monitoring,” at any time during the applicable Monitoring Period, the level of the Reference Asset quoted on the relevant exchange is less than the applicable Trigger Level; or

(b) if the notes are subject to “Closing Level Monitoring,” on any trading day during the applicable Monitoring Period, the closing level of the Reference Asset is less than the Trigger Level.

If the events described above occur, you will receive at maturity, instead of the principal amount of the notes, the number of shares of the Reference Asset equal to the Physical Delivery Amount, as described below, or, at our election, the Cash Delivery Amount, as described below. If we deliver shares of the Reference Asset, fractional shares will be paid in cash.

Under these circumstances, the market value of the Physical Delivery Amount or the Cash Delivery Amount will most likely be less than the principal amount of the notes, and may be zero.

The applicable pricing supplement will specify if a Monitoring Period is applicable to the notes, and if so, will specify Continuous Monitoring, Closing Level Monitoring or another method for monitoring the Reference Asset.

At maturity, you will also receive the final payment of interest, if any, due on your notes.

Monitoring Period:	As may be specified in the applicable pricing supplement. For example, the Monitoring Period (a) may include the period from pricing date through the final Valuation Date, (b) may be limited to the final Valuation Date or (c) may be of any other period of time set forth in the applicable pricing supplement.

Physical Delivery Amount:	Unless otherwise specified in the applicable pricing supplement, for each $1,000 principal amount of notes, the Physical Delivery Amount will be equal to the number of shares of the Reference Asset determined by dividing $1,000 by the Initial Level. Payment of the Physical Delivery Amount and the Maturity Date of the notes may be postponed by up to ten business days under certain circumstances, as set forth in the section below, “General Terms of the Notes—Payment at Maturity—Physical Delivery Amount.”

PS-2

Cash Delivery Amount:	The Cash Delivery Amount will be an amount in cash equal to the value of the Physical Delivery Amount. Unless otherwise specified in the applicable pricing supplement, the Cash Delivery Amount will equal the product of the Physical Delivery Amount, as calculated above, multiplied by the Final Level.

Initial Level:	The Initial Level will be set forth in the applicable pricing supplement, and will generally be the closing level of the Reference Asset on the pricing date of the notes. The Initial Level is subject to adjustment based upon certain corporate events that may affect the applicable Reference Asset Issuer, as described below.

Final Level:	The closing level of one share of the Reference Asset on the Valuation Date or, if there is more than one Valuation Date, the arithmetic average of the closing level of the Reference Asset on each Valuation Date. The applicable pricing supplement will set forth the Valuation Date or Valuation Dates. The Valuation Dates will be subject to postponement under certain circumstances, as described below.

Trigger Level:	The applicable Trigger Level will be set forth in the applicable pricing supplement, and may be greater than, less than or equal to the applicable Initial Level. For example, the applicable pricing supplement may specify that the Trigger Level for a Reference Asset is equal to 80% of its Initial Level.

Valuation Date(s):	As specified in the applicable pricing supplement. The Valuation Date of the notes is subject to postponement as set forth in the section below, “—Valuation Date.”

Maturity Date:	As specified in the applicable pricing supplement, subject to any prior automatic redemption, if applicable. The Maturity Date of the notes is subject to postponement as set forth in the sections below, “General Terms of the Notes—Payment at Maturity—Physical Delivery Amount and “—Maturity Date.”

Automatic Redemption:	We may issue notes that are subject to automatic redemption if the level of the Reference Asset is greater than or equal to the applicable call level on a call observation date set forth in the pricing supplement. If your notes are subject to automatic redemption, the pricing supplement will set forth the terms upon which the notes will be redeemed.

Clearance and Settlement:	DTC

Listing:	The notes will not be listed on any securities exchange.

Calculation Agent:	Unless otherwise set forth in the applicable pricing supplement, BMO Capital Markets Corp. will serve as calculation agent for the notes. The calculation agent will make all required determinations as to the amounts payable on the notes.

PS-3

ADDITIONAL RISK FACTORS RELATING TO THE NOTES

An investment in the notes involves risks. This section describes significant risks relating to the terms of the notes. Before investing in the notes, you should read the following information about these risks, together with the other information contained in or incorporated by reference in the applicable pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus.

Your investment in the notes may result in a loss if the value of the Reference Asset decreases. The notes do not guarantee any return of principal. You will only receive the principal amount of your notes at maturity if the Final Level is greater than or equal to the Initial Level, or, if a Monitoring Period is applicable to your notes, the level of the Reference Asset does not decrease to a trading level or a closing level (as applicable) below the Trigger Level during the applicable Monitoring Period. If these conditions are not satisfied, you will be entitled to receive at maturity shares or cash with a value that we expect to be less than the principal amount of your notes, and may be zero. You may even lose the entire principal amount of your notes.

You will not benefit from any appreciation in the Reference Asset above the Initial Level. You should not expect to receive a payment at maturity or upon an automatic redemption with a value greater than your principal amount, plus any final interest payment. As a result, the total of the payments that you receive over the term of the notes will not exceed the principal amount of your notes plus any interest, even if the Final Level exceeds the Initial Level by a substantial amount.

Your yield may be lower than the yield on a standard debt security of comparable maturity. The yield that you will receive on your notes, which could be negative, may be less than the yield you could earn if you purchased a standard senior debt security of Bank of Montreal with the same Maturity Date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The cash value of any Reference Asset that we deliver to you may be less than the market value of those shares on the Valuation Date. If you receive the Physical Delivery Amount at maturity, the market price of the shares that you receive could decline between the Valuation Date (or the final Valuation Date) and the Maturity Date, which is when you will actually receive those shares. Similarly, if we elect to deliver to you the Cash Delivery Amount, we will determine the amount to be paid on the Valuation Date (or the final Valuation Date) and you will not benefit from any appreciation in the market price of the Reference Asset that may occur between the Valuation Date (or the final Valuation Date) and the Maturity Date.

Your notes may not have an active trading market. Your notes will not be listed on any securities exchange, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial. If you sell your notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

An investment in the notes is not the same as owning the Reference Asset or a security directly linked to the performance of the Reference Asset. The return on your notes will not reflect the return you would realize if you actually owned the Reference Asset or a security directly linked to the performance of the Reference Asset and held that investment for a similar period. An investment in the notes differs from a direct investment in several ways, including because:

•	the maximum return on your notes will be limited to the payment of the principal amount, plus any interest payments;

•	your notes may be subject to automatic redemption if the level of the Reference Asset reaches or exceeds a level set forth in the applicable pricing supplement; and

•	payments on the notes are dependent upon our credit risk, as the issuer of the notes.

Your notes may trade quite differently from the Reference Asset. Changes in the level of the Reference Asset may not result in comparable changes in the market value of your notes. Even if the level of the Reference Asset increases from the Initial Level during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent, or may even decrease.

The market value of your notes may be influenced by many unpredictable factors. The following factors, which are beyond our control, may influence the market value of your notes:

•	the level of the Reference Asset, including whether it trades or closes below the applicable Trigger Level during the Monitoring Period, if applicable;

PS-4

•	the likelihood of an automatic redemption, if your notes are subject to an automatic redemption;

•	the volatility of the Reference Asset;

•	the proximity in time to the next interest payment, if any;

•	the dividend rate on the applicable Reference Asset or the stocks held by any Reference Asset that is an ETF;

•	economic, financial, political, military, regulatory, legal and other events that affect the applicable securities markets and which may affect the level of the Reference Asset;

•	interest and yield rates in the market; and

•	the time remaining to maturity of the notes.

These factors may influence the market value of your notes if you sell your notes before maturity. Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market, will also affect the market value of your notes. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the market value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of any interest payments and the amount due on the Maturity Date are each dependent upon our ability to repay our obligations at that time. This will be the case even if the level of the Reference Asset increases after the pricing date. No assurance can be given as to what our financial condition will be at any time during the term of the notes.

The market value of your notes may decrease at an accelerated rate as the level of the Reference Asset approaches and decreases below any applicable Trigger Level. When the level of the Reference Asset on any trading day decreases from the Initial Level to a level near the Trigger Level for the first time, the market value of the notes may decrease at a greater rate than the market value of the Reference Asset. If the Reference Asset trades (in the case of Continuous Monitoring) or closes (in the case of Daily Monitoring) at levels that are near or below the Trigger Level, we expect that the market value of the notes will decrease, reflecting the fact that you may receive at maturity shares of the Reference Asset or cash with a value that is less than the principal amount of your notes. All other factors remaining constant, the longer the Monitoring Period is for your notes, the higher the probability will be that the Reference Asset will trade or close (as applicable) at a level that is less than the applicable Trigger Level.

Your notes may be subject to automatic early redemption. If your notes are subject to automatic redemption, we will redeem the notes if the level of the Reference Asset reaches or exceeds a specified level as of the applicable call observation date. Following a redemption, you will not receive any additional interest payments on the notes, and you may not be able to reinvest your proceeds in an investment with returns that are comparable to the return on the notes.

The amount of shares or cash to be paid at maturity will not be affected by all developments relating to the Reference Asset. Changes in the level of the Reference Asset during the term of the notes before the Valuation Date or Valuation Dates will not be reflected in the calculation of the payment at maturity, except to the extent that the Reference Asset trades or closes (as applicable) below the Trigger Level during any applicable Monitoring Period, or to the extent that the notes are subject to an automatic redemption. The calculation agent will calculate the amount to be paid at maturity by comparing the Final Level to the Initial Level. As a result, you may receive shares or cash at maturity with a value that is less than the principal amount of your notes, even if the level of the Reference Asset has increased at certain times during the term of the notes before decreasing to a level below the Initial Level.

You must rely on your own evaluation of the merits of an investment linked to the Reference Asset. In the ordinary course of their business, we or our affiliates may have expressed views on expected movements in any Reference Asset or any Reference Asset Constituents, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Asset or any Reference Asset Constituents may at any time have significantly different views from our views or those of our affiliates. For these reasons, you are encouraged to obtain information concerning the applicable Reference Asset and any Reference Asset Constituents from multiple sources, and you should not rely solely on views expressed by us or our affiliates.

PS-5

Our trading and other transactions relating to the Reference Asset, any Reference Asset Constituents, futures, options or other derivative products may adversely affect the market value of the notes. As described below under “Use of Proceeds and Hedging,” we or one or more affiliates may hedge our obligations under the notes by purchasing or selling shares of the Reference Asset, any Reference Asset Constituents, futures or options relating to the Reference Asset or Reference Asset Constituents, or other derivative instruments with returns linked or related to changes in the performance of the Reference Asset or Reference Asset Constituents. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time. Although they are not expected to do so, any of these hedging activities may adversely affect the level of the Reference Asset, and therefore, the market value of the notes, and the amounts payable at maturity. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the notes decreases.

We or one or more of our affiliates may also engage in trading relating to the Reference Asset or any Reference Asset Constituents on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades. Any of these activities could adversely affect the level of the Reference Asset and therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset or any Reference Asset Constituents. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

Our business activities or those of our affiliates may create conflicts of interest. We and our affiliates expect to engage in trading activities related to the Reference Asset and any Reference Asset Constituents that are not for the account of holders of the notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Reference Asset, could be adverse to the interests of the holders of the notes. We and one or more of our affiliates may, at the time that we offer any notes or any time thereafter, engage in business with any applicable Reference Asset Issuer, or any issuer of any Reference Asset Constituent or the issuer of any component stocks of any index that is tracked by a Reference Asset that is an ETF (an “Underlying Index”), including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports that relate to the Reference Asset or Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities by us or one or more of our affiliates may affect the level of the Reference Asset and therefore, the market value of the notes.

The calculation agent may postpone the determination of the Final Level if a market disruption event occurs. The calculation agent may postpone the determination of the Final Level if the calculation agent determines that a market disruption event has occurred or is continuing on a Valuation Date. In no event, however, will any Valuation Date be postponed by more than ten trading days. As a result, if a market disruption event occurs or is continuing on a Valuation Date, the Maturity Date for the notes could also be postponed.

If the determination of the level of the Reference Asset for any Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the level of the Reference Asset will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the level that would have prevailed in the absence of the market disruption event. See “General Terms of the Notes—Market Disruption Events.”

The delivery of the Physical Delivery Amount may be postponed if a Physical Delivery Amount Disruption Event Occurs. As described in more detail in the section below, “General Terms of the Notes—Payment at Maturity—Physical Delivery Amount,” there may be circumstances in which the calculation agent determines that we are unable to procure all or a portion of the securities needed to pay the Physical Delivery Amount on the Maturity Date. In such a case, the Maturity Date of your notes and the delivery of the Physical Delivery Amount may be postponed by up to ten business days, without any payment of additional interest, and we may also pay to you the Cash Delivery Amount in lieu of such securities. Accordingly, you are advised not to effect any transaction involving the securities that you may expect to receive as part of the Physical Delivery Amount until you have confirmed that those securities have been received in your account. In addition, the value of the securities delivered may decrease, perhaps to a significant extent, in the period between the Valuation Date or Valuation Dates and the Maturity Date, as so postponed.

As calculation agent, BMO Capital Markets Corp. will have the authority to make determinations that could affect the value of your notes and your payment at maturity. As calculation agent for your notes, BMO Capital Markets Corp. will have discretion in making various determinations that affect your notes, including determining the Final Level, market disruption events, and any amount of shares or cash payable on your notes. The calculation agent also has discretion in making certain adjustments relating to mergers and certain other corporate transactions which the Reference Asset Issuer may undertake. The exercise of this discretion by BMO Capital Markets Corp. could adversely affect the value of your notes and may present BMO Capital Markets Corp., which is our wholly owned subsidiary, with a conflict of interest.

PS-6

Significant aspects of the tax treatment of the notes are uncertain. The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product supplement. Please read carefully the sections entitled “Supplemental Tax Considerations” in this product supplement, the sections “United States Federal Income Taxation” and “Canadian Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

A 30% U.S. Federal Withholding Tax May Be Withheld on Interest Payments to Non-United States Holders. The U.S. federal income tax treatment of the notes is uncertain and as a result, the institution through which you hold the notes may determine to withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) in respect of the interest payments made to a non-United States holder unless such payments are effectively connected with the conduct by the non-United States holder of a trade or business in the United States (in which case, to avoid withholding, the non-United States holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. Please read carefully the sections entitled “Supplemental Tax Considerations” in this product supplement, the sections “United States Federal Income Taxation” and “Canadian Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Employee benefit plans should carefully review the legal issues of an investment in the notes. Any fiduciary of an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Title I of ERISA, a plan or account subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), an entity whose underlying assets include the assets of any of the foregoing (each of the foregoing, a “Benefit Plan Investor”) or any other plan which is subject to any federal, state, local or other law that is substantially similar to the fiduciary responsibility and prohibited transaction provisions of ERISA or Section 4975 of the Code (“Similar Law”) that is considering purchasing the notes with the assets of such Benefit Plan Investor or plan subject to Similar Law, should consult with its counsel regarding whether the purchase or holding of the notes is or could become a non-exempt “prohibited transaction” under ERISA or the Code or a violation of any Similar Law. For additional information, please see the discussion under “Certain Considerations for ERISA and Other U.S. Employee Benefit Plans” below.

Additional Risks Relating to the Reference Assets

You will not have any shareholder rights prior to maturity of the notes. Unless and until shares of a Reference Asset are delivered to you at maturity, the notes will not entitle a holder to any direct or indirect ownership or entitlement to the Reference Asset or any Reference Asset Constituents. Until the delivery of any shares of a Reference Asset occurs, a holder of the notes will not be entitled to the rights and benefits of a holder of the Reference Asset, including any right to receive any distributions or dividends or to vote at or attend any meetings of holders of shares of the Reference Asset.

No Reference Asset Issuer will have any role or responsibilities with respect to the notes. Neither the applicable Reference Asset Issuer, or the issuer of any Reference Asset Constituent, will have authorized or approved the notes, and will not be involved in any offering. No such company will have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, including taking any corporate actions that might affect the value of the Reference Asset or the notes. No such company will receive any of the proceeds from any offering of the notes. No Reference Asset Issuer or any other such company will be responsible for, or participate in, the determination or calculation of the amounts receivable by holders of the notes.

An investment in the notes may be subject to risks associated with non-U.S. securities markets. The Reference Asset, or any Reference Asset Constituents, may have been issued by one or more non-U.S. companies. An investment in notes linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission (the “SEC”), and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those that are applicable to U.S. reporting companies.

Levels of securities in countries outside of the U.S. are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

PS-7

We do not control any Reference Asset Issuer and we are not responsible for any disclosure made by any other company. Except to the extent set forth in the applicable pricing supplement, neither we nor any of our affiliates have the ability to control the actions of any Reference Asset Issuer, or the issuers of any Reference Asset Constituents. We do not assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Reference Asset. We are not responsible for any other issuer’s public disclosure of information on itself or the Reference Asset, whether contained in SEC filings or otherwise. We will not perform any due diligence procedures with respect to the applicable Reference Asset Issuer or any issuers of any Reference Asset Constituents. You should make your own investigation into the applicable Reference Asset Issuer and any issuers of the Reference Asset Constituents.

You will have limited anti-dilution protection with respect to the Reference Asset. The calculation agent will adjust the Initial Level, the Trigger Level and any call level for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the applicable issuer’s capital structure, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect the relevant security. For example, the calculation agent will not make any adjustments for events such as an offering by the Reference Asset Issuer of equity securities or a tender or exchange offer for less than all outstanding shares of that issuer by a third party. Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the level of the Reference Asset, and adversely affect the value of your notes.

The historical performance of the Reference Asset should not be taken as an indication of its future performance. The level of the Reference Asset will determine the amount to be paid on the notes at maturity and whether the notes are subject to an automatic redemption. The historical performance of the Reference Asset is not necessarily an indicator of its future performance. As a result, it is impossible to predict whether the level of the Reference Asset will rise or fall during the term of the notes. The level of the Reference Asset will be influenced by complex and interrelated political, economic, financial and other factors.

We will not hold any shares of the Reference Asset for your benefit. The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any shares of the Reference Asset that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any such shares for your benefit. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

Additional Risks Relating to Reference Assets that Are ADRs

The value of the Reference Asset may not accurately track the value of the common shares of the applicable company. If the Reference Asset is an ADR, each share of the Reference Asset will represent shares of the relevant company (an “Underlying Company”). The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares. Trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs. For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the common shares of the Underlying Company.

Adverse trading conditions in the applicable non-U.S. market may negatively affect the value of the Reference Asset. Holders of the Underlying Company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares. This provision permits investors in the ADRs to take advantage of price differentials between markets. However, this provision may also cause the market prices of the Reference Asset to more closely correspond with the values of the common shares in the applicable non-U.S. markets. As a result, a market outside of the U.S. for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs.

Additional Risks Relating to Reference Assets that Are Issued by Exchange Traded Funds

You will have no rights against the sponsor of any ETF Reference Asset or any issuers of the Reference Asset Constituents. The notes are not sponsored, endorsed, sold or promoted by any sponsor of any ETF that is a Reference Asset or any such issuer. No sponsor of the relevant ETF or any such issuer has passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. No sponsor of the relevant ETF or any such issuer makes any representation or warranty, express or implied, to you or any member of the public regarding the advisability of investing in securities generally or the notes in particular, or the ability of the relevant ETF to track general market performance. The sponsor of that ETF has no obligation to take our needs or your needs into consideration in determining, composing or calculating that ETF, or in making changes to that ETF. No sponsor of the relevant ETF or any issuer of any Reference Asset Constituent is responsible for, and none of them has participated in the determination of, the timing, prices or quantities of the notes to be issued or in the determination or calculation of the equation by which the amounts to be paid on the notes are to be determined. No sponsor of the relevant ETF or any such issuer has any liability in connection with the administration, marketing or trading of the notes.

PS-8

Adjustments to the relevant ETF could adversely affect the notes. The sponsor of the relevant ETF is responsible for calculating and maintaining such ETF. The relevant ETF sponsor can add, delete or substitute the stocks comprising the relevant ETF or make other methodological changes that could change the value of the ETF at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Please refer to “Description of the Notes—Adjustments to an ETF.” Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.

The policies of an ETF sponsor or investment advisor, as applicable, and changes that affect the ETF or the relevant Underlying Index could adversely affect the amount payable on your notes and their market value. The policies of the sponsor or investment advisor, as applicable, of the relevant ETF concerning the calculation of the ETF’s net asset value, additions, deletions or substitutions of securities in such ETF and the manner in which changes affecting the relevant Underlying Index are reflected in the ETF could affect the market price of the shares of the ETF and, therefore, the amount payable on your notes on the Maturity Date and the market value of your notes before that date. The amount payable on your notes and their market value could also be affected if the ETF sponsor or investment advisor, as applicable, changes these policies, for example, by changing the manner in which it calculates the ETF’s net asset value, or if the ETF sponsor or investment advisor, as applicable, discontinues or suspends calculation or publication of the ETF’s net asset value, in which case it may become difficult to determine the market value of the notes.

We and our affiliates generally do not have any affiliation with the investment advisor of an ETF and are not responsible for its public disclosure of information. Each investment advisor of an ETF advises that ETF on various matters including matters relating to the policies, maintenance and calculation of the ETF. Unless otherwise specified in the applicable pricing supplement, we and our affiliates generally are not affiliated with the investment advisor of an ETF in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding their methods or policies relating to the ETF. Except in the limited cases where we or an affiliate is the investment advisor of an ETF, the investment advisor is not involved in any offering of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to the ETF that might affect the value of the notes.

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about an ETF or the investment advisor of such ETF contained in any public disclosure of information by such investment advisor (except to the extent that we or an affiliate is the investment advisor of such ETF). You, as an investor in the notes, should make your own investigation into the ETF.

Even if the stocks held by the ETF or included in the ETF’s Underlying Index are all part of the same industry, such stocks are not necessarily representative of that industry. Even if an ETF or an ETF’s Underlying Index purports to be representative of a particular industry, the performance of that ETF may not correlate with the performance of the entire industry as represented by the stocks held by the ETF or included in the ETF’s Underlying Index. The ETF may decline in value even if the industry as a whole rises in value. Furthermore, one or more of the issuers of the stocks held by the ETF or included in the ETF’s Underlying Index may engage in new lines of business unrelated to the particular industry or cease to be involved in lines of business in the particular industry. The stocks held by the ETF or included in the ETF’s Underlying Index may not vary even if one or more of the issuers of such stocks are no longer involved in the particular industry. The composition of the Underlying Index may also be changed from time to time.

If the stocks held by the ETF or included in the ETF’s Underlying Index are all part of the same sector, there are risks associated with a sector investment. If the stocks held by the ETF or included in the ETF’s Underlying Index are all part of the same sector, the performance of notes linked to such ETF is dependent upon the performance of issuers of stocks in a particular sector of the economy. Consequently, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the particular sector than an investment linked to a more broadly diversified asset.

The correlation between the performance of an ETF and the performance of the ETF’s Underlying Index may be imperfect. The performance of an ETF is linked principally to the performance of the ETF’s Underlying Index. However, the performance of an ETF may also be linked in part to shares of other ETFs because some ETFs generally invest a specified percentage, e.g., 10% of their assets, in the shares of other ETFs. In addition, while the performance of an ETF is linked principally to the performance of such ETF’s Underlying Index, ETFs generally invest in a representative sample of the stocks included in such ETF’s Underlying Index and generally do not hold all or substantially all of the stocks included in such ETF’s Underlying Index. Finally, the performance of an ETF and of the ETF’s Underlying Index will generally vary due to transaction costs, certain corporate actions and timing variances.

PS-9

Imperfect correlation between the stocks held by an ETF and the stocks included in such ETF’s Underlying Index; the performance of the shares of other ETFs, if applicable; rounding of prices; changes to an ETF’s Underlying Index; and changes to regulatory policies, may cause the performance of an ETF to differ from the performance of the ETF’s Underlying Index. In addition, because shares of ETFs are traded on exchanges and are subject to market supply and investor demand, the market value of one share of an ETF may differ from its net asset value per share and the shares of an ETF may trade at, above or below their net asset value per share.

Because of the potential discrepancies identified above, the return on an ETF may correlate imperfectly with the return on the ETF’s Underlying Index. These discrepancies may also result in your notes being priced with a lower interest rate than otherwise would have been the case.

The performance and market value of an ETF during periods of market volatility may not correlate with the Underlying Index as well as the net asset value per share. During periods of market volatility, Reference Asset Constituents may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of an ETF and the liquidity of an ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of an ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an ETF. As a result, under these circumstances, the market value of the shares of an ETF may vary substantially from the net asset value per share of such ETF. For all of the foregoing reasons, the performance of the ETF may not correlate with the performance of its Underlying Index as well as the net asset value per share of the ETF, which could materially and adversely affect the value of the notes in the secondary market and/or reduce your payment at maturity.

There is no assurance that an active trading market will continue for the shares of the relevant ETF or that there will be liquidity in the trading market. Although the shares of an ETF to which your notes may be linked are listed for trading on various securities exchanges and a number of similar products have been traded on other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of such ETF or that there will be liquidity in the trading market.

An ETF is subject to management risks. Each ETF is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, an investment advisor may invest a portion of the ETF’s assets in securities not included in the relevant industry or sector but which the investment advisor believes will help the ETF track the relevant industry or sector.

The notes may be subject to foreign currency risk if the relevant ETF is comprised of foreign equity securities. If the relevant ETF and the stocks comprising such ETF are not denominated in the same currency as that ETF, the notes may be subject to foreign currency risk. Because the prices of the stocks comprising the relevant ETF will be converted into the currency in which the ETF is denominated (the “base currency”) for the purposes of calculating the value of such ETF, your investment will be exposed to currency exchange risk with respect to each of the countries represented in such ETF which do not use the base currency. Your net exposure to such risk will depend on the extent to which the currencies in which the stocks comprising the ETF are denominated, other than the base currency, strengthen or weaken relative to the base currency. If the base currency strengthens relative to any of the currencies in which the stocks comprising the ETF are denominated, the value of the ETF may be adversely affected, and the amount payable on the notes at maturity may be reduced. Of particular importance to potential currency exchange risks are: existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in the relevant countries represented in any relevant ETF. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in such ETF and other countries important to international trade and finance.

If the relevant ETF is comprised of stocks denominated in a currency other than U.S. dollars, the notes, which are denominated in U.S. dollars, are subject to foreign currency risk because the return on the notes is linked to the performance of such ETF, the value of which is dependant on the stocks denominated in a currency other than U.S. dollars. Foreign currency risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the stocks comprising the ETF, the price of the ETF’s shares and the value of the notes.

PS-10

GENERAL TERMS OF THE NOTES

This product supplement and the accompanying prospectus dated April 20, 2020 relating to the notes, should be read together. Because the notes are part of a series of our senior debt securities called Senior Medium-Term Notes, Series F, this product supplement and the accompanying prospectus should also be read together with the accompanying prospectus supplement, dated April 20, 2020. Terms used but not defined in this product supplement have the meanings given them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.

The notes will be issued in book-entry form through The Depository Trust Company. Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer – Legal Ownership” in the accompanying prospectus supplement and “Description of the Debt Securities We May Offer – Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of senior debt securities entitled “Senior Medium-Term Notes, Series F” that we may issue from time to time under the senior indenture, dated January 25, 2010, as amended by the First Supplemental Indenture thereto, dated September 23, 2018, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee. Terms that apply generally to our medium term notes are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement. The terms described in this document supplement those described in the accompanying prospectus and the accompanying prospectus supplement, and, if the terms described here are inconsistent with those described in those documents, the terms described in this product supplement are controlling.

As described in more detail below, we may make periodic interest payments on the notes, and holders of the notes will be entitled to receive a payment of cash and/or securities on the Maturity Date. If any interest payment date or the Maturity Date of the notes falls on a day that is not a business day, we will pay the required payment on the first subsequent business day, and no additional interest will accrue on the notes as a result.

Payment at Maturity

Your payment at maturity will be based on the performance of the applicable Reference Asset. You will receive at maturity the principal amount of your notes unless:

(i)       the Final Level is less than the Initial Level; and

(ii)      (a) if the notes are notes subject to Continuous Monitoring, at any time during the applicable Monitoring Period, the level of the Reference Asset quoted on the relevant exchange is less than the applicable Trigger Level; or

(b) if the notes are notes subject to Closing Level Monitoring, on any trading day during the applicable Monitoring Period, the closing level of the Reference Asset is less than the Trigger Level.

If either of these conditions occur, you will receive at maturity, instead of the principal amount of the notes, the number of shares of the Reference Asset equal to the Physical Delivery Amount or, at our election, the Cash Delivery Amount.

The applicable pricing supplement will specify if a Monitoring Period is applicable to the notes, and if so, will specify Continuous Monitoring, Closing Level Monitoring, or another method for monitoring the Reference Asset.

The applicable Monitoring Period will be specified in the applicable pricing supplement. For example, the Monitoring Period (a) may include the period from pricing date through the final Valuation Date, (b) be limited to the final Valuation Date or (c) may be of any other period of time set forth in the applicable pricing supplement.

At maturity, you will also receive any final payment of interest due on your notes.

Physical Delivery Amount

The Physical Delivery Amount for each $1,000 in principal amount of the notes will equal $1,000 divided by the Initial Level.

Physical Delivery Amount =	$1,000
Initial Level

PS-11

Any fractional shares will be paid in cash, in an amount equal to that fraction multiplied by the Final Level. The number of shares or the amount of cash that we may deliver to you is subject to adjustment, as described below under “— Anti-dilution Adjustments” and “— Consequences of Market Disruption Events.”

We expect that the market price of the shares you receive in exchange for your notes at maturity will be less than the principal amount of your notes.

If we have not exercised our option to pay to you the Cash Delivery Amount, and the calculation agent determines in its sole discretion that a Physical Delivery Amount Disruption Event (as defined below) has occurred and is continuing on any Valuation Date, then the Maturity Date of the notes will be postponed by the number of business days (up to ten business days) as the calculation agent shall determine to be necessary to enable us to procure the securities needed to pay the Physical Delivery Amount. We will not pay any additional interest to you if the Maturity Date is so postponed. If we are unable to deliver all or a portion of the securities to which you are entitled on the Maturity Date, as so postponed, we may pay to you the Cash Delivery Amount, determined as described below.

A “Physical Delivery Amount Disruption Event” means any event or series of events, as a result of which the calculation agent determines that, due to the operation of law, regulation, market conditions, our policies or the policies of our affiliates relating to the trading of securities or other factors, we cannot in a commercially reasonable manner procure delivery of all or a portion of the securities required to be delivered to make payment of the Physical Delivery Amount.

Cash Delivery Amount

At our election, instead of delivering to you shares of the Reference Asset equal to the Physical Delivery Amount, we may deliver to you the Cash Delivery Amount. We may make this election at any time, including on the applicable Maturity Date.

The Cash Delivery Amount will be equal to the product of the Final Level and the Physical Delivery Amount.

Cash Delivery Amount = Final Level × Physical Delivery Amount

The Final Level will be the closing level of one share of the Reference Asset on the Valuation Date or the average of the closing levels of the Reference Asset on each of the Valuation Dates, subject to anti-dilution adjustment.

The Cash Delivery Amount will be less than the principal amount of your notes.

Valuation Date

Unless otherwise specified in the applicable pricing supplement, the Valuation Date (if there is only one Valuation Date applicable to the notes) or the final Valuation Date (if there is more than one Valuation Date applicable to the notes) will be the third trading day before the Maturity Date. If the calculation agent determines that a market disruption event occurs or is continuing on any Valuation Date, the Final Level will be determined as set forth in “—Consequences of Market Disruption Events” below. The Valuation Date or Valuation Dates that are applicable to your notes will be set forth in the applicable pricing supplement.

Maturity Date

As set forth in the applicable pricing supplement, unless that date is not a business day, in which case the Maturity Date will be the next following business day. The Maturity Date will be postponed by the same number of trading days as the Valuation Date or the final Valuation Date, as applicable, if a market disruption event occurs or is continuing as described below. However, interest will not accrue after the applicable Maturity Date.

Certain Definitions

Business Day. Unless otherwise set forth in the applicable pricing supplement, “business day” means a day of the week other than Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City, Toronto, or Montreal.

If any payment on the notes is scheduled to occur on a day which is not a business day, such payment will be made on the next following business day unless otherwise set forth in the applicable pricing supplement.

Trading Day. Unless otherwise set forth in the applicable pricing supplement, “trading day” is any day, as determined by the calculation agent, on which trading is generally conducted on the relevant primary U.S. exchange for the applicable Reference Asset.

PS-12

Closing Level. Unless otherwise set forth in the applicable pricing supplement, the closing level for any Reference Asset on any trading day will equal the closing sale price or last reported sale price, regular way, for the security or the ETF, on a per-share or other unit basis:

•	on the principal national securities exchange on which that Reference Asset is listed for trading on that day; or

•	if that security or ETF is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of that Reference Asset.

If the Reference Asset is not listed or traded as described above, then the closing level for that Reference Asset on any trading day will be the average, as determined by the calculation agent, of the bid prices for the Reference Asset obtained from as many dealers in that Reference Asset selected by the calculation agent, in its sole discretion, as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of our other affiliates.

Consequences of Market Disruption Events

If the calculation agent determines that, on a Valuation Date and/or, if your notes are subject to automatic early redemption, on a call observation date, a market disruption event has occurred or is continuing with respect to the Reference Asset, the determination of the Final Level and/or, if applicable, the closing level of the applicable Reference Asset, may be postponed. If such a postponement occurs, the calculation agent will use the closing level of the Reference Asset on the first subsequent trading day on which no market disruption event occurs or is continuing. However, in no event will the determination of the Final Level and/or, if applicable, the closing level of the applicable Reference Asset, be postponed by more than ten trading days.

If the determination of the Final Level and/or, if applicable, the closing level of the applicable Reference Asset, is postponed to the last possible day, but a market disruption event for the Reference Asset occurs or is continuing on that day, that day will be the date on which the Final Level and/or, if applicable, the closing level of the applicable Reference Asset, will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Level and/or, if applicable, the closing level of the applicable Reference Asset, that would have prevailed in the absence of the market disruption event.

For the avoidance of doubt, if any observation date (including, without limitation, any Valuation Date or call observation date) is postponed due to a market disruption event, the corresponding payment date will be postponed by the same number of trading days.

Any of the following will be a market disruption event:

•	a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the calculation agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the calculation agent;

•	any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the security in its primary market;

•	the closure on any day of the primary market for that security on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•	any scheduled trading day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•	any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this product supplement.

PS-13

Interest Payments

Any interest will accrue on the principal amount of your notes and will be calculated and paid as described in the accompanying prospectus and prospectus supplement with regard to fixed rate notes, as modified by the pricing supplement. The interest payment dates will be those specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, interest will be computed on the basis of a 360-day year of twelve 30-day months. The applicable pricing supplement may also specify a fixed amount that will be paid on each interest payment, based on the applicable interest rate.

As long as your notes are in global form, the regular record date for each interest payment date will be the third preceding business day, unless otherwise specified in the applicable pricing supplement. However, the final payment of interest will be paid to the person to whom the payment at maturity is due.

Automatic Call

If so specified in the applicable pricing supplement, your notes will be subject to automatic redemption. In such a case, we will automatically redeem the notes if the closing level of the Reference Asset on the applicable call observation date is greater than or equal to the call level. The applicable pricing supplement will set forth the applicable call level, call observation dates and the amount that we will pay upon an early redemption.

Anti-dilution Adjustments

The Initial Level, the Trigger Level and the call level (if applicable), as well as any other applicable level, will be specified in the applicable pricing supplement. The calculation agent will adjust the Initial Level, the Trigger Level and the call level, as well as any other applicable level, if any of the dilution events described below occurs with respect to the Reference Asset.

The calculation agent will adjust the Initial Level, the Trigger Level, the call level and any other applicable level as described below, but only if an event below under this section occurs with respect to the Reference Asset and only if the relevant event occurs during the period described under the applicable subsection. The Initial Level, the Trigger Level, the call level and any other applicable level will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect the Reference Asset.

If more than one anti-dilution event requiring adjustment occurs with respect to the Initial Level, the Trigger Level, the call level and any other applicable level, the calculation agent will adjust the Initial Level, the Trigger Level, the call level and any other applicable level for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Therefore, having adjusted the Initial Level, the Trigger Level, the call level and any other applicable level for the first event, the calculation agent will adjust the Initial Level, the Trigger Level, the call level and any other applicable level for the second event, applying the required adjustment to the Initial Level, the Trigger Level, the call level and any other applicable level as already adjusted for the first event, and so on for each event.

If an event requiring an anti-dilution adjustment occurs, the calculation agent will make the adjustment in an attempt to offset, to the extent practical, any change in the economic position of the holder and us, relative to your note, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments set forth in the section as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock split or stock dividend.

If the Reference Asset is subject to a stock split or receives a stock dividend, then the calculation agent will adjust the Initial Level, the Trigger Level, the call level and any other applicable level by dividing the prior Initial Level, Trigger Level, and call level before the stock split or stock dividend by an amount equal to: (1) the number of shares of the Reference Asset outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the Reference Asset outstanding immediately before the stock split or stock dividend becomes effective. The Initial Level, the Trigger Level, the call level and any other applicable level will not be adjusted, however, unless:

•	in the case of a stock split, the first day on which the Reference Asset trades without the right to receive the stock split occurs after the pricing date and on or before the applicable Valuation Date or call observation date; or

PS-14

•	in the case of a stock dividend, the ex-dividend date occurs after the pricing date and on or before the applicable Valuation Date or call observation date.

The ex-dividend date for any dividend or other distribution with respect to the Reference Asset is the first day on which the Reference Asset trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If the Reference Asset is subject to a reverse stock split, then the calculation agent will adjust the Initial Level, the Trigger Level, the call level and any other applicable level by multiplying the prior Initial Level, the Trigger Level, the call level and any other applicable level by a number equal to: (1) the number of shares of the Reference Asset outstanding immediately before the reverse stock split becomes effective; divided by (2) the number of shares of the Reference Asset outstanding immediately after the reverse stock split becomes effective. The Initial Level, the Trigger Level, the call level and any other applicable level will not be adjusted, however, unless the reverse stock split becomes effective after the pricing date and on or before the applicable Valuation Date or call observation date.

Extraordinary Dividends

Any distribution or dividend on the Reference Asset determined by the calculation agent to be a distribution or dividend that is not in the ordinary course of the issuer’s historical dividend practices will be deemed to be an extraordinary dividend. The calculation agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend. Each outstanding share will be worth less as a result of an extraordinary dividend.

If any extraordinary dividend occurs with respect to the Reference Asset, the calculation agent will adjust the Initial Level, the Trigger Level, the call level and any other applicable level to equal the product of: (1) the prior Initial Level, the Trigger Level, the call level and any other applicable level, times (2) a fraction, the numerator of which is the amount by which the closing level of the Reference Asset on the business day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is the closing level of the Reference Asset on the business day before the ex-dividend date. The Initial Level, the Trigger Level, the call level and any other applicable level will not be adjusted, however, unless the ex-dividend date occurs after the pricing date and on or before the applicable Valuation Date or call observation date.

The extraordinary dividend amount with respect to an extraordinary dividend for the Reference Asset equals:

•	for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the Reference Asset minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the Reference Asset; or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on the Reference Asset that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the Initial Level, the Trigger Level, the call level and any other applicable level only as described under “— Stock Splits and Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the issuer of the Reference Asset issues transferable rights or warrants to all holders of the Reference Asset to subscribe for or purchase the Reference Asset at an exercise price per share that is less than the closing level of the Reference Asset on the business day before the ex-dividend date for the issuance, then the applicable Initial Level, the Trigger Level, the call level and any other applicable level will be adjusted by multiplying the prior Initial Level, the Trigger Level, the call level and any other applicable level by the following fraction:

•	the numerator will be the number of shares of the Reference Asset outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the Reference Asset that the aggregate offering price of the total number of shares of the Reference Asset so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the closing price on the trading day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing level on the trading day before that ex-dividend date.

PS-15

•	the denominator will be the number of shares of the Reference Asset outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the Reference Asset offered for subscription or purchase under those transferable rights or warrants.

The Initial Level, the Trigger Level, the call level and any other applicable level will not be adjusted, however, unless the ex-dividend date described above occurs after the pricing date and on or before the applicable Valuation Date or call observation date.

Reorganization Events

If the issuer of the Reference Asset undergoes a reorganization event in which property other than the Reference Asset—e.g., cash and securities of another issuer—is distributed in respect of the Reference Asset, then, for purposes of calculating the level of the Reference Asset, the calculation agent will determine the closing level of the Reference Asset on the Valuation Date to equal the value of the cash, securities and other property distributed in respect of one share of the Reference Asset.

If the calculation agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the calculation agent will, in its sole discretion, substitute another stock for that Reference Asset.

Each of the following is a reorganization event with respect to the Reference Asset:

•	the Reference Asset is reclassified or changed;

•	the issuer of the Reference Asset has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

•	a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

•	the issuer of the Reference Asset sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•	the issuer of the Reference Asset effects a spin-off—that is, issues to all holders of the Reference Asset equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the issuer of the Reference Asset is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

•	another entity completes a tender or exchange offer for all of the outstanding stock of the issuer of the Reference Asset.

Valuation of Distribution Property

If a reorganization event occurs with respect to the Reference Asset, and the calculation agent does not substitute another stock for the Reference Asset as described in “— Substitution” below, then the calculation agent will determine the applicable closing level on each Valuation Date so as to equal the value of the property — whether it be cash, securities or other property — distributed in the reorganization event in respect of one share of the Reference Asset, as the Reference Asset existed before the date of the reorganization. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below. The calculation agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the pricing date and on or before the applicable Valuation Date or call observation date.

For the purpose of making a determination required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing level for the security on the relevant date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the Reference Asset may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

PS-16

If a reorganization event occurs and the calculation agent adjusts the closing level of the Reference Asset on a Valuation Date to equal the value of the distribution property distributed in the event, as described above, the calculation agent will make further determinations for later events that affect the distribution property considered in determining the closing level. The calculation agent will do so to the same extent that it would make determinations if the Reference Asset were outstanding and were affected by the same kinds of events.

For example, if the issuer of the Reference Asset merges into another company and each share of the Reference Asset is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on each Valuation Date the closing level of a share of the Reference Asset will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash. The calculation agent will further determine the common share component of such closing level to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in “— Anti-Dilution Adjustments” or as described above in this “— Reorganization Events” section as if the common shares were the Reference Asset. In that event, the cash component will not be redetermined but will continue to be a component of the closing level.

When we refer to “distribution property”, we mean the cash, securities and other property distributed in a reorganization event in respect of the Reference Asset. If an adjustment resulting from a prior reorganization had occurred, the “distribution property” will mean the cash, securities and other property distributed in respect of any securities whose value determines the closing level on a Valuation Date. In the case of a spin-off, the distribution property also includes the Reference Asset in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the Reference Asset as described above. Consequently, in this product supplement, when we refer to the Reference Asset, we mean any distribution property that is distributed in a reorganization event in respect of the Reference Asset. Similarly, when we refer to the issuer of the Reference Asset, we mean any successor entity in a reorganization event.

Substitution

If the calculation agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to the Reference Asset upon becoming subject to a reorganization event, then the calculation agent will, in its sole discretion, substitute another stock for the Reference Asset. In such case, the adjustments described above in “— Valuation of Distribution Property” will not apply.

If the calculation agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange or quotation system as a substitute for the Reference Asset. For all purposes, the substitute stock will be deemed to be a Reference Asset for all purposes under the notes hereof.

The calculation agent will determine, in its sole discretion, the Initial Level, the Trigger Level, the call level and any other applicable level and/or the manner of valuation of the substitute stock. The calculation agent will have the right to make such adjustments to the calculation of the individual stock performance as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

Adjustments Relating to ADRs

The Reference Asset may consist of ADRs of the Underlying Company. As a result, for purposes of this section, the calculation agent will consider the effect of any of the relevant events on the holders of the Reference Asset. For example, if a holder of the Reference Asset receives an extraordinary dividend, the provisions described in this section would apply to the Reference Asset. On the other hand, if a spin-off occurs, and the Reference Asset represents both the spun-off security as well as the existing Reference Asset, the calculation agent may determine not to effect the anti-dilution adjustments set forth in this section. More particularly, the calculation agent may not make an adjustment (1) if holders of the Reference Asset are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth in this section or (2) to the extent that the calculation agent determines that the Underlying Company or the depositary for the ADRs has adjusted the number of common shares of the Underlying Company represented by each share of Reference Asset so that the market price of the Reference Asset would not be affected by the corporate event in question.

PS-17

If the Underlying Company or the depository for the ADRs, in the absence of any of the events described in this section, elects to adjust the number of common shares of the Underlying Company represented by each share of Reference Asset, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depository for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depository, the calculation agent may adjust such terms and conditions of the notes as the calculation agent determines appropriate to account for that event.

Other Events and Adjustments

The calculation agent may make such adjustments to the terms of the notes with respect to any of the events described above, as it deems in its discretion is necessary to ensure an equitable result.

Delisting of ADRs or Termination of ADR Facility

If the Reference Asset is an ADR that is no longer listed or admitted to trading on a U.S. securities exchange registered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, then, on and after the date that the Reference Asset is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the notes will be deemed to be linked to the common shares of the Underlying Company, and the calculation agent will determine the payment at maturity by reference to such common shares. Under such circumstances, the calculation agent may modify any terms of the notes as it deems necessary, in its sole discretion, to ensure an equitable result. On and after the termination date, for all purposes, including the determination of the Final Level, the closing level of the Underlying Company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Adjustments to an ETF

If a Reference Asset that is an ETF is de-listed from the relevant exchange, liquidated or otherwise terminated, the calculation agent will substitute an ETF that the calculation agent determines, in its sole discretion, is comparable to the discontinued fund (such fund being referred to herein as a “successor ETF”). If the ETF (or a successor ETF) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no successor fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing level of one share of the ETF by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the ETF. If a successor ETF is selected or the calculation agent calculates the closing level by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the ETF, that successor ETF or closing level will be substituted for the ETF (or such successor ETF) for all purposes of the notes.

If the calculation agent determines that no substitute ETF comparable to the original ETF, or no appropriate computation methodology exists, then (i) the calculation agent will deem the closing level of the original ETF on the trading day immediately prior to its delisting, liquidation or other termination to be the closing level of the original ETF on every remaining trading day to, and including, the final Valuation Date and (ii) the Cash Delivery Amount will be paid in lieu of any Physical Delivery Amount that is otherwise required to be delivered pursuant to the applicable pricing supplement on the Maturity Date.

The calculation agent also may determine that no adjustment is required under this subsection by the modification of the method of calculation.

The calculation agent will be solely responsible for the method of calculating the closing level of one share of the ETF (or any successor ETF) and of any related determinations and calculations, and its related determinations and calculations will be conclusive in the absence of manifest error.

Events of Default

Unless otherwise specified in the applicable pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount in shares of the Reference Asset or cash equal to the amount payable as described under the caption “— Payment at Maturity,” calculated as if the date of acceleration were the Valuation Date or the final Valuation Date, as applicable, together with accrued and unpaid interest through the date of acceleration.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

PS-18

Role of the Calculation Agent

The calculation agent in its sole discretion will make all determinations in connection with the notes, including the amount of securities or cash to be delivered at maturity, trading days, postponement of any Valuation Date and the adjustments described in the sections “—Anti-dilution Adjustments,” “—Delisting of ADRs or Termination of ADRs or Termination of ADR Facility” and “—Adjustments to an ETF.” Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that our affiliate, BMO Capital Markets Corp., is expected to serve as the calculation agent for the notes. We may change the calculation agent for your notes at any time after the date of this product supplement without notice and BMO Capital Markets Corp. may resign as calculation agent at any time upon 60 days written notice to us.

Listing

Your notes will not be listed on any securities exchange.

PS-19

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus and the accompanying prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

We or our affiliates expect to enter into hedging transactions involving, among other transactions, purchases or sales of the Reference Asset or any Reference Asset Constituents, or listed or over-the-counter options, futures and other instruments linked to the Reference Asset or any Reference Asset Constituents. In addition, from time to time after we issue the notes, we or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes. Consequently, with regard to your notes, we or our affiliates from time to time expect to acquire or dispose of positions in the Reference Asset or any Reference Asset Constituents or listed or over-the-counter options, futures or other instruments linked to the Reference Asset or any Reference Asset Constituents.

We or our affiliates may acquire a long position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we or our affiliates expect to close out hedge positions relating to the notes and possibly relating to other securities or instruments with returns linked to a Reference Asset or any Reference Asset Constituents. We expect these steps to involve sales of instruments linked to the Reference Asset or any Reference Asset Constituents on or shortly before the applicable Valuation Dates. These steps may also involve transactions of the type contemplated above. Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above; similarly, we may elect not to enter into any such transactions. Investors will not have knowledge about our hedging positions.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of any notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

PS-20

REFERENCE STOCK ISSUERS

Each Reference Asset will be registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. This information is filed with the SEC and can be inspected and copied by you at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, information filed by the Reference Asset Issuer with the SEC electronically is available to the public over the Internet at the SEC’s website at http://www.sec.gov. We make no representation or warranty as to the accuracy or completeness of any such information.

We will set forth summary information about each Reference Asset Issuer in the applicable pricing supplement, and will also provide recent historical price information relating to the Reference Asset. You should not rely on any such historic information as an indication of the Reference Asset’s future performance.

PS-21

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments of interest, principal and/or other amounts under the notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Tax Considerations

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner the notes offered by this document, and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of notes, (3) is not affiliated with us, (4) does not receive any payment of interest on a note in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) does not use or hold notes in a business carried on in Canada and (6) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This section supersedes and replaces in its entirety the section of the prospectus entitled “Canadian Taxation.”

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

Canadian federal income tax considerations applicable to the notes may be described more particularly when such notes are offered (and then only to the extent material) in a pricing supplement related thereto if they are not addressed by the comments following and, in that event, the following will be superseded thereby to the extent indicated in that pricing supplement. These Canadian federal income tax considerations may also be supplemented, amended and/or replaced in a pricing supplement.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the notes should consult their own tax advisors having regard to their own particular circumstances.

Interest paid or credited or deemed to be paid or credited by us on a note (including amounts on account or in lieu of payment of, or in satisfaction of interest) to a Holder will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is not subject to withholding tax unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest on a note, or any portion of the principal amount of a note in excess of the issue price, such interest or principal, as the case may be, paid or credited to a Holder should not be subject to Canadian non-resident withholding tax, unless otherwise specified in the applicable pricing supplement.

In the event that a note, interest on which is not exempt from Canadian non-resident withholding tax (other than a note which is an “excluded obligation,” as defined in the Tax Act for this purpose) is redeemed in whole or in part, cancelled, repurchased or purchased by us or any other person resident or deemed to be resident in Canada from a Holder or is otherwise assigned or transferred by a Holder to a person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, or in certain cases, the price for which such note was assigned or transferred to the Holder by a person resident or deemed resident in Canada, the excess may be deemed to be interest and may, together with any interest that has accrued on the note to that time, be subject to Canadian non-resident withholding tax.

PS-22

Generally, there are no other taxes on income (including taxable capital gains) payable by a Holder on interest, discount, or premium in respect of a note or on the proceeds received by a Holder on the disposition of a note (including redemption, cancellation, purchase or repurchase).

Supplemental U.S. Federal Income Tax Considerations

The following is a general description of certain U.S. tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments of interest, principal and/or other amounts under the notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The following disclosure — including the opinion of Mayer Brown LLP — has been prepared without regard to any particular note that you may purchase in the future and, therefore, is provided solely as a matter of general information. You should not rely upon the following disclosure, or the disclosure under “United States Federal Income Taxation” in the prospectus or “Certain Income Tax Consequences — United States Federal Income Taxation” in the prospectus supplement, with regard to an investment in any particular note because it does not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the pricing supplement applicable to your notes indicates that you may rely on the following disclosure and expressly states that you may rely on the opinion of Mayer Brown LLP. Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below. Consequently, any tax disclosure relevant to any note you may purchase will be set forth only in the pricing supplement relating to your note, and, unless the pricing supplement indicates otherwise, you should not rely on the tax disclosure below or in the prospectus supplement or prospectus in deciding whether to invest in any note. In addition, this tax disclosure assumes the following for all notes issued off of this product supplement: (i) the Reference Stock will be stock of a U.S. corporation that is traded on a public exchange and is not a “United States real property holding corporation” (as such term is defined in the Code); (ii) interest will be paid or payable at least annually and at equal intervals; (iii) in the case of notes paying fixed interest, the Interest Rate (as defined in the relevant pricing supplement) will not be below the market rate for non-contingent debt with terms similar to the notes; (iv) there is a significant possibility of a significant loss of principal on an investment in the notes; (v) initial purchasers will acquire the notes for an amount equal to their principal amount; and (vi) there is a reasonable likelihood that the Final Level will be greater than or equal to the Initial Level. Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular note you propose to purchase.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus). It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. In addition to such exclusions, this discussion does not apply to holders subject to special rules under Section 451(b) of the Code.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the Reference Stock Issuer or any of the entities whose stock is owned by any Reference Stock Issuer that is an exchange traded fund would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If the Reference Stock Issuer or any of the entities whose stock is owned by any Reference Stock Issuer that is an exchange traded fund were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the Reference Stock Issuer or any of the entities whose stock is owned by any Reference Stock Issuer that is an exchange traded fund and consult your tax advisor regarding the possible consequences to you in this regard.

PS-23

We will treat the notes as effectively connected with our U.S. trade or business, as determined for U.S. federal income tax purposes. As a result, we intend to treat any interest with respect to the notes, as determined for U.S. federal income tax purposes, as U.S. source.

The U.S. federal income tax treatment of your notes will depend on whether (i) the interest is fixed or contingent, and (ii) the term of your notes exceeds one year, without regard to the effect of an extension in the event of a market disruption event. Accordingly, we set forth a separate subsection for each of the situations described in the previous sentence.

Notes With Fixed Interest

Where the Term of Your Notes Exceeds One Year

General

In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat your notes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”), and (ii) a put option with respect to the Reference Stock written by you and purchased by us (the “Put Option”) for U.S. federal income tax purposes. The balance of this discussion under “Notes With Fixed Interest—Where the Term of Your Notes Exceeds One Year” assumes this treatment is proper and will be respected for U.S. federal income tax purposes.

Treatment as an Investment Unit

If your notes are properly treated as an investment unit consisting of a Debt Portion and Put Option, it is likely that the Debt Portion of your notes would be treated as having been issued for the principal amount of the notes (if you are an initial purchaser) and that interest payments on the notes would be treated in part as payments of interest and in part as payments for the Put Option. Amounts treated as interest would be included in income in accordance with your regular method of accounting for interest for U.S. federal income tax purposes. Amounts treated as payment for the Put Option would be deferred and accounted for upon the sale, redemption or maturity of the notes, as discussed below.

If you were to receive a cash payment of the full principal amount of your notes upon the redemption or maturity of your notes, such payment would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your notes) and (ii) the lapse of the Put Option which would likely result in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described above. If you were to receive a cash payment upon the redemption or maturity of your notes (excluding cash received as a coupon) of less than the full principal amount of your notes, such payment would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your notes) and (ii) the cash settlement of the Put Option pursuant to which you paid to us an amount equal to the excess of the principal amount of your notes over the amount that you received upon the maturity of your notes (excluding cash received as a coupon) in order to settle the Put Option. If the aggregate amount paid to you for the Put Option and deferred as described above is greater than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital gain in an amount that is equal to such excess. Conversely, if the amount paid to you for the Put Option and deferred as described above is less than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital loss in an amount that is equal to such difference.

If, instead of making a cash payment to you, we were to exchange your notes for shares of the Reference Stock of equivalent value, the receipt of such stock upon the maturity of your notes would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would likely not result in the recognition of gain or loss if you are an initial purchaser of your notes) and (ii) the exercise by us of the Put Option and your purchase of the shares of stock you receive for an amount equal to the principal amount of your notes. The U.S. federal income tax basis of the shares of stock you receive with respect to each note would equal the principal amount of the note less the amount of payments you received for the Put Option and deferred as described above. The holding period in the shares of stock you receive would begin the day after you beneficially receive such shares of stock. If you receive cash in lieu of a fractional share of stock, you will be treated as having received such fractional share and then having received cash in exchange for such fractional share. You generally will recognize short-term capital gain or loss based on the difference between the amount of cash received in lieu of the fractional share and the U.S. federal income tax basis allocated to such fractional share.

PS-24

Upon the sale of your notes, you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted U.S. federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of your notes if you are an initial purchaser of your notes). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be long-term capital gain or loss if your holding period is greater than one year. The amount of cash that you receive that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Debt Portion on the date of the sale of your notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment (to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

If you are a secondary purchaser of your notes, you would be required to allocate your purchase price for your notes between the Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion is at a discount from, or is in excess of, the principal amount of your notes, you may be subject to the market discount or amortizable bond premium rules described in the accompanying prospectus under “United States Federal Income Taxation — Tax consequences to holders of our debt securities — Debt Securities Purchased with Market Discount” and “United States Federal Income Taxation — Tax consequences to holders of our debt securities — Debt Securities Purchased at a Premium” with respect to the Debt Portion. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the notes that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option or with respect to the sale of any Reference Stock you receive upon the exercise of the Put Option. If, however, the portion of your purchase price allocated to the Debt Portion as described above is in excess of your purchase price for your notes, you would likely be treated for tax purposes as having received a payment for the Put Option (which will be deferred as described above) in an amount equal to such excess.

Alternative Characterizations

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate.

For example, it is possible that your note could be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. If your note is so treated, you would be required to accrue interest income over the term of your note based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your note. You would recognize gain or loss upon the sale, redemption or maturity of your note in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your note. In general, your adjusted basis in your note would be equal to the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note. Any gain you recognize upon the sale, redemption or maturity of your note would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your note, and thereafter would be capital loss.

If your note is treated as a contingent payment debt instrument and you purchase your note in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your note, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in U.S. Treasury regulations governing contingent payment debt instruments. Accordingly, if you purchase your note in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Further, your note may be characterized in whole or in part as a notional principal contract. If your notes were to be treated in whole or in part as a notional principal contract, the tax consequences to you could differ materially and adversely from the tax consequences described above. You are urged to consult your own tax advisor with respect to the potential characterization of your notes as a notional principal contract, in whole or in part. Additionally, your note may be characterized as a different type of derivative contract. For example, it is possible your notes could be treated as a pre-paid income-bearing derivative contract in respect of the Reference Stock. In such case, your notes would be subject to similar treatment as described under “Notes With Contingent Interest” below.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they sought taxpayer comments on the subject. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

PS-25

Because of the absence of authority regarding the appropriate tax characterization of your note, it is possible that the Internal Revenue Service could seek to characterize your note in a manner that results in tax consequences to you that are different from those described above. For example, it is possible that you may be required to include the entire coupon into income when it is received. You should consult your tax advisor as to the tax consequences of possible alternative characterizations of your note for U.S. federal income tax purposes.

Where the Term of Your Notes Will Not Exceed One Year Without Regard to the Effect of an Extension in the Event of a Market Disruption Event

General

In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat your notes as an investment unit consisting of (i) a non-contingent debt instrument subject to the rules governing short-term debt instruments (as described under “United States Federal Income Taxation — Tax consequences to holders of our debt securities — Original Issue Discount — Short-Term Debt Securities” in the accompanying prospectus) issued by us to you (the “Short-Term Debt Portion”), and (ii) a Put Option for U.S. federal income tax purposes. The balance of this discussion under “Notes With Fixed Interest—Where the Term of the Your Notes Will Not Exceed One Year Without Regard to the Effect of an Extension in the Event of a Market Disruption Event” assumes this treatment is proper and will be respected for U.S. federal income tax purposes.

Treatment as an Investment Unit

If your notes are properly treated as an investment unit consisting of a Short-Term Debt Portion and Put Option, it is likely that the Short-Term Debt Portion of your notes would be treated as having been issued for the principal amount of the notes and that interest payments on the notes would be treated in part as payments of interest and in part as payments for the Put Option. Amounts treated as interest would be subject to the rules governing short-term debt instruments (as described under “United States Federal Income Taxation — Tax consequences to holders of our debt securities — Original Issue Discount — Short-Term Debt Securities” in the accompanying prospectus). Amounts treated as payment for the Put Option would be deferred and accounted for upon sale, redemption or maturity of the notes, as discussed below.

If you were to receive a cash payment of the full principal amount of your notes upon the redemption or maturity of your notes, such payment would likely be treated as (i) payment in full of the principal amount of the Short-Term Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your notes), and (ii) the lapse of the Put Option which would likely result in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described above. If you were to receive a cash payment upon the maturity of your notes (excluding cash received as a coupon) of less than the full principal amount of your notes, such payment would likely be treated as (i) payment in full of the principal amount of the Short-Term Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your notes), and (ii) the cash settlement of the Put Option pursuant to which you paid to us an amount equal to the excess of the principal amount of your notes over the amount that you received upon the maturity of your notes (excluding cash received as a coupon) in order to settle the Put Option. If the aggregate amount paid to you for the Put Option and deferred as described above is greater than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital gain in an amount that is equal to such excess. Conversely, if the amount paid to you for the Put Option and deferred as described above is less than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital loss in an amount that is equal to such difference.

If, instead of making a cash payment to you, we were to exchange your notes for shares of the Reference Stock of equivalent value, the receipt of such stock upon the maturity of your notes would likely be treated as (i) payment in full of the principal amount of the Short-Term Debt Portion (which would likely not result in the recognition of gain or loss if you are an initial purchaser of your notes), and (ii) the exercise by us of the Put Option and your purchase of the shares of stock you receive for an amount equal to the principal amount of your notes. The U.S. federal income tax basis of the shares of stock you receive would equal the principal amount of your notes less the amount of payments you received for the Put Option and deferred as described above. The holding period in the shares of stock you receive would begin the day after you beneficially receive such shares of stock. If you receive cash in lieu of a fractional share of stock, you will be treated as having received such fractional share and then having received cash in exchange for such fractional share. You generally will recognize short-term capital gain or loss based on the difference between the amount of cash received in lieu of the fractional share and the U.S. federal income tax basis allocated to such fractional share.

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Upon the sale of your notes, you would be required to apportion the value of the amount you receive between the Short-Term Debt Portion and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Short-Term Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Short-Term Debt Portion, and (ii) your adjusted U.S. federal income tax basis in the Debt Portion. Except to the extent attributable to accrued but unpaid interest with respect to the Short-Term Debt Portion, such gain or loss would be short-term capital gain or loss. If you are a cash basis taxpayer and do not elect to accrue interest currently, your adjusted basis in your notes should generally be the purchase price of your notes. If you are an accrual basis holder, or a cash basis holder that elects to accrue interest on your notes currently, your adjusted basis in your notes should generally be the purchase price of your notes increased by the amount of accrued interest and decreased by any interest that is paid in respect of the Short-Term Debt Portion.

Upon the sale of your notes, the amount of cash that you receive that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Short-Term Debt Portion on the date of the sale of your notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment (to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

If you are a secondary purchaser of your notes, you would be required to allocate your purchase price for your notes between the Short-Term Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If the portion of your purchase price allocated to the Short-Term Debt Portion is in excess of the principal amount of your notes, you may be subject to the amortizable bond premium rules described in the accompanying prospectus under “United States Federal Income Taxation — Tax consequences to holders of our debt securities — Debt Securities Purchased at a Premium” with respect to the Short-Term Debt Portion. If the portion of your purchase price allocated to the Short-Term Debt Portion is at a discount from the principal amount of the notes, special market discount rules applicable to short-term debt instruments may apply. You should consult your tax advisor with respect to such rules in such case. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the notes that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option or with respect to the sale of any stock you receive upon the exercise of the Put Option. If, however, the portion of your purchase price allocated to the Short-Term Debt Portion as described above is in excess of your purchase price for your notes, you would likely be treated for tax purposes as having received a payment for the Put Option (which will be deferred as described above) in an amount equal to such excess.

Alternative Characterizations

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service might assert that your notes should be treated as a single debt instrument as described in “United States Federal Income Taxation” in the accompanying prospectus. Pursuant to such characterization, the notes would generally be subject to the rules concerning short-term debt instruments as described under the heading “United States Federal Income Taxation — Tax consequences to holders of our debt securities — Original Issue Discount — Short-Term Debt Securities” therein. It is also possible that you may be required to include the entire coupon in income when it is received. In addition, if the term of your notes may exceed one year in the event of a market disruption event, your notes may be treated as notes with a term in excess of one year. In such case, your notes would be subject to the rules described under “Where the Term of Your Notes Exceeds One Year” above.

Further, your note may be characterized in whole or in part as a notional principal contract. If your notes were to be treated in whole or in part as a notional principal contract, the tax consequences to you could differ materially and adversely from the tax consequences described above. You are urged to consult your own tax advisor with respect to the potential characterization of your notes as a notional principal contract, in whole or in part. Additionally, your note may be characterized as a different type of derivative contract. For example, it is possible your notes could be treated as a pre-paid income-bearing derivative contract in respect of the Reference Stock. In such case, your notes would be subject to similar treatment as described under “Notes With Contingent Interest” below.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor as to the tax consequences of possible alternative characterizations of your note for U.S. federal income tax purposes.

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Notes With Contingent Interest

General

In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat your notes as a pre-paid contingent income-bearing derivative contract in respect of the Reference Stock for U.S. federal income tax purposes. The balance of this discussion under “Notes With Contingent Interest” assumes this treatment is proper and will be respected for U.S. federal income tax purposes.

Although the U.S. federal income tax treatment of the contingent interest payments is uncertain, we intend to take the position, and the following discussion assumes, that such contingent interest payments (including any interest payment on or with respect to the maturity date) constitute taxable ordinary income to you at the time received or accrued in accordance your regular method of accounting. If the notes are treated as described above and you were to receive a cash payment in satisfaction of the full principal amount of your notes upon the redemption or maturity of your notes, it would be reasonable for you to take the position that you will recognize capital gain or loss upon the sale or maturity of the notes in an amount equal to the difference between the amount you receives at such time (other than amounts properly attributable to any interest payments, which would be treated, as described above, as ordinary income) and your tax basis in the notes. In general, a your tax basis in the notes will be equal to the price you paid for the notes. Capital gain recognized by an individual United States holder is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.

If, instead of making a cash payment to you, we were to exchange your notes for shares of the Reference Stock of equivalent value and cash in lieu of fractional shares, although no assurances can be provided in this regard, you may generally expect not to recognize any gain or loss with respect to any stock received. Your holding period in the shares of stock you receive would begin the day after you beneficially receive such shares of stock. If you receive cash in lieu of a fractional share of stock, you will be treated as having received such fractional share and then having received cash in exchange for such fractional share. You generally will recognize short-term capital gain or loss based on the difference between the amount of cash received in lieu of the fractional share and the U.S. federal income tax basis allocated to such fractional share. As discussed above, we intend to treat any contingent interest payments you receive as constituting ordinary income to you.

Alternative Characterizations

Alternative tax treatments of the notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, it is possible that your note could be treated as a single debt instrument. Under this treatment, where the term of your notes exceeds one year, the notes would generally be subject to the special tax rules governing contingent payment debt instruments. If your note is so treated, you would be required to accrue interest income over the term of your note based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your note. You would recognize gain or loss upon the sale, redemption or maturity of your note in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your note. In general, your adjusted basis in your note would be equal to the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note. Any gain you recognize upon the sale, redemption or maturity of your note would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your note, and thereafter would be capital loss. If your note is treated as a contingent payment debt instrument and you purchase your note in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your note, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in U.S. Treasury regulations governing contingent payment debt instruments. Accordingly, if you purchase your note in the secondary market, you should consult your tax advisor as to the possible application of such rules to you. Where the notes have a term of one year or less, the notes would generally be subject to the rules concerning short-term debt instruments as described under the heading “United States Federal Income Taxation — Tax consequences to holders of our debt securities — Original Issue Discount — Short-Term Debt Securities” therein.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in other tax consequences that are different from those described above.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor as to the tax consequences of possible alternative characterizations of your note for U.S. federal income tax purposes.

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Non-United States Holders

The following discussion applies to non-United States holders of the notes. You are a non-United States holder if you are a beneficial owner of a note and are for U.S. federal income tax purposes a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

As discussed above, the U.S. federal income tax treatment of the notes is uncertain and as a result, the institution through which you hold the notes may determine to withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) in respect of interest payments made on the notes to a non-United States holder unless such payments are effectively connected with the conduct by the non-United States holder of a trade or business in the United States (in which case, to avoid withholding, the non-United States holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-United States holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form). In addition, special rules may apply to claims for treaty benefits made by corporate non-United States holders. A non-United States holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service. The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the interest payments under U.S. federal income tax laws and whether such treaty rate or exemption applies to such interest payments. No assurance can be provided on the proper characterization of the interest payments for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty. Non-United States holders must consult their tax advisors in this regard.

Except as discussed below, you will generally not be subject to U.S. federal income or withholding tax on any gain upon the sale or maturity of the notes, provided that (i) you comply with applicable certification requirements, which certification may be made on a Form W-8BEN or W-8BEN-E (or a substitute or successor form) on which you certify, under penalties of perjury, that you are not a U.S. person and provide your name and address, (ii) your gain is not effectively connected with your conduct of a U.S. trade or business, and (iii) if you are a non-resident alien individual, you are not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes. In the case of (ii) above, you generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if you were a United States holder and, if you are a corporation, you may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of your earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax in addition to the withholding tax described above, or if we or the institution through which you hold the notes determine withholding is appropriate under current law, we or such institution will withhold tax at the applicable statutory rate. Prospective investors should consult their own tax advisors in this regard.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Except as otherwise set forth in any applicable pricing supplement, we expect that the delta of a note with terms described in this product supplement with respect to the Reference Stock will not be one, and therefore, we expect non-United States holders should not be subject to withholding on dividend equivalent payments, if any, under a note described in this product supplement issued before January 1, 2023. However, it is possible that notes issued before January 1, 2023 could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Stock or the notes, and following such occurrence, such notes could be treated as subject to withholding on dividend equivalent payments. Non-United States holders that enter, or have entered, into other transactions in respect of the Reference Stock or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

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Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation—Other Considerations—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes to United States holders.

In the case of a non-United States holder, backup withholding and information reporting will not apply to payments made if the non-United States holder provides the required certification that it is not a United States person, or the non-United States holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge or reason to know that the holder is a United States person, or that the conditions of any exemption are not satisfied. However, we and other payors are required to report payments of interest on the notes on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

Proposed regulations eliminate the requirement of withholding on gross proceeds from the sale or disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. If we (or an applicable withholding agent) determine withholding is appropriate with respect to the notes, we (or such agent) will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Account holders subject to information reporting requirements pursuant to the Foreign Account Tax Compliance Act may include holders of the notes. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

PS-30

CERTAIN CONSIDERATIONS FOR ERISA AND OTHER U.S. EMPLOYEE BENEFIT PLANS

Subject to the following discussion, the notes may be purchased by an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Title I of ERISA, a plan or account subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), an entity whose underlying assets include the assets of any of the foregoing (each of the foregoing, a “Benefit Plan Investor”), or any other plan which is subject to any federal, state, local or other law that is substantially similar to the fiduciary responsibility and prohibited transaction provisions of ERISA or Section 4975 of the Code (“Similar Law”). A fiduciary of a Benefit Plan Investor subject to ERISA, should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Benefit Plan Investors, from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Benefit Plan Investors. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to Similar Law.

The acquisition of notes by Benefit Plan Investor with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for certain transactions between a Benefit Plan Investor and persons who are parties in interest or disqualified persons solely by reason of providing services to the Benefit Plan Investor or being affiliated with such service providers. There can be no assurance that these or any other exemption will be available with respect to any particular transaction involving the notes, or that, if an exemption is available, it will cover all aspects of any particular transaction.

Because we or our affiliates may be considered to be a party in interest with respect to many plans, the notes may not be purchased, held or disposed of by any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the service provider exemption, or any other applicable exemption. Except as otherwise set forth in any applicable pricing supplement, by its purchase of any notes, each purchaser (whether in the case of the initial purchase or in the case of a subsequent transferee) will be deemed to have represented and agreed by its purchase and holding of the notes offered hereby that either (i) it is not and it is not acquiring the notes on behalf of, or with the assets of a Benefit Plan Investor or any other plan that is subject to Similar Law, or (ii) its purchase, holding and disposition of the notes will not, in the case of a Benefit Plan Investor, result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code because an exemption is available with respect to such transactions and all the conditions of such exemption have been satisfied (or, in the case of any other plan, result in a violation of Similar Law).

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SUPPLEMENTAL PLAN OF DISTRIBUTION

With respect to each note to be issued, we will agree to sell to BMO Capital Markets Corp., and BMO Capital Markets Corp. will agree to purchase from us, the principal amount of the note specified, at the price specified in the applicable pricing supplement, less the indicated underwriting commission. BMO Capital Markets Corp. may also resell the notes to other brokers or dealers in connection with any offering. BMO Capital Markets Corp. or another of our affiliates may repurchase and resell outstanding notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution, the distribution agreement and possible market-making activities see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

No Prospectus (as defined in Directive 2003/71/EC, as amended (the “Prospectus Directive”)) will be prepared in connection with the notes. Accordingly, the notes may not be offered to the public in any member state of the European Economic Area (the “EEA”) or the United Kingdom, and any purchaser of the notes who subsequently sells any of the notes in any EEA member or the United Kingdom state must do so only in accordance with the requirements of the Prospectus Directive, as implemented in that member state or the United Kingdom, as applicable.

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA or the United Kingdom. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA or the United Kingdom has been prepared, and therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA or the United Kingdom may be unlawful under the PRIIPs Regulation.

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